KULICKE AND SOFFA INDUSTRIES, INC.
2017 EQUITY PLAN

TABLE OF CONTENTS
(continued)

KULICKE AND SOFFA INDUSTRIES, INC.
2017 EQUITY PLAN
WHEREAS, Kulicke and Soffa Industries, Inc. (the “Company”) desires to have the ability to award certain equity-based incentives to certain of the officers and other employees of the Company and its affiliates and to its non-employee directors;
NOW, THEREFORE, the Company hereby adopts the Kulicke and Soffa Industries, Inc. 2017 Equity Plan (the “Plan”) under the following terms and conditions:
1. Purpose. The Plan is intended to provide a means whereby the Company may grant Awards to Employees of the Company and certain of its Related Corporations and to its Nonemployee Directors. Thereby, the Company expects to attract and retain such individuals and to motivate them to exercise their best efforts on behalf of the Company and any Related Corporation.
2. Definitions.
(a) “Award” shall mean ISOs, NQSOs, Restricted Stock, PSUs, RSU, SARs and/or Stock Grants awarded by the Committee to a Participant.
(b) “Award Agreement” shall mean a written document evidencing the grant of an Award.
(c) “Board” shall mean the Board of Directors of the Company.
(d) “Cause” shall mean a termination of employment by reason of any dishonest or illegal act, or any willful refusal or failure to perform duties properly assigned to the Participant.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f) “Committee” shall mean the Management Development and Compensation Committee of the Board, which shall consist solely of not fewer than two directors of the Company who shall be appointed by, and serve at the pleasure of, the Board (taking into consideration the rules under section 16(b) of the Exchange Act regarding non-employee directors, the requirements of Code section 162(m) regarding outside directors, and Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc. regarding independent directors.)
(g) “Company” shall mean Kulicke and Soffa Industries, Inc., a Pennsylvania corporation.
(h) “Disability” shall mean a Participant’s “permanent and total disability,” as defined in section 22(e)(3) of the Code.
(i) “Employee” shall mean an employee of the Company or one of its Related Corporations.
(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k) “Fair Market Value” shall mean the following, arrived at by a good faith determination of the Committee and shall be:
(i) the quoted closing price, if there is a market for and there are sales of Shares on a registered securities exchange or in an over-the-counter market on the applicable date; or
(ii) such other method of determining fair market value that complies with Code sections 422 and 409A and is adopted by the Committee.
(l) “ISO” shall mean an Option which, at the time such Option is granted under the Plan, qualifies as an incentive stock option within the meaning of Code section 422 and is designated as an ISO in the applicable Award Agreement
(m) “More-Than-10-Percent Shareholder” shall mean any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Code section 424(d), Shares possessing more than 10 percent of the total combined voting power of all classes of Shares of the Company or of a Related Corporation.

(n) “Nonemployee Director” shall mean a director of the Company who is not an employee.
(o) “NQSO” shall mean an Option that, at the time such Option is granted to a Participant, does not meet the definition of an ISO (whether or not it is designated as an ISO in the applicable Award Agreement) or is not designated as an ISO in the applicable Award Agreement.
(p) “Option” is an Award of ISOs or NQSOs entitling the Participant on exercise thereof to purchase Shares at a specified exercise price for a specified period of time.
(q) “Participant” shall mean an Employee or Nonemployee Director who has been granted an Award under the Plan.

(r) “Performance Goals” shall mean the goal or goals deemed by the Committee to be important to the success of the Company or any of its Related Corporations. The Committee shall establish the specific measures for each such goal at the time an Award of Performance Share Units is granted. In creating these measures, the Committee shall use one or more of the following business criteria which need not be uniform with respect to each Participant: return on invested capital, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of Shares, economic value added, total stockholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue per shipment, net revenue growth, capacity utilization, increase in customer base, environmental health and safety, diversity, and/or quality. The business criteria may apply to the individual, a division, or to the Company and one or more affiliates and may be weighted and expressed in absolute terms or relative to the performance of other companies or an index. The Committee shall determine the performance period and the Performance Goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25% of the performance period.
(s) “Plan” shall mean the Kulicke and Soffa Industries, Inc. 2017 Equity Plan, as set forth herein and as may be amended from time to time.
(t) “Prior Plans” shall mean the following plans of Kulicke and Soffa Industries, Inc.: 1999 Nonqualified Employee Stock Option Plan; 2001 Employee Incentive Stock Option and Non-Qualified Stock Option Plan; 2006 Equity Plan; 2008 Equity Plan; and 2009 Equity Plan.
(u) “PSUs” shall mean performance share units the vesting of which is based on the attainment of designated Performance Goals and that entitle the recipient to receive Shares (except as provided in section 8.6 regarding a Change in Control) without payment.
(v) “Related Corporation” shall mean either a “subsidiary corporation” of the Company (if any), as defined in section 424(f) of the Code, or, unless otherwise determined by the Committee to comply with Section 409A of the Code, the “parent corporation” of the Company (if any), as defined in section 424(e) of the Code.
(w) “Retirement” shall mean, for purposes of this Plan, an Employee’s retirement from the Company and all Related Corporations at or after attaining age 50 and completing at least three years of employment with the Company and its Related Corporations, provided the sum of the Employee’s age and years of employment with the Company and its Related Corporations equals or exceeds 60.
(x) “Restricted Stock” shall mean Shares subject to restrictions (which constitute a substantial risk of forfeiture) determined by the Committee pursuant to Section 7.4.
(y) “RSUs” shall mean restricted share units which entitle the Participant to receive Shares or the value of which is determined in whole or in part, or is otherwise based, on Shares as described in Section 7.3.
(z) “SARs” shall mean stock appreciation rights entitling the Participant on exercise to receive an amount in Shares determined by reference to the appreciation in the value of Shares.
(aa) “Securities Act” shall mean the Securities Act of 1933, as amended.
(bb) “Shares” shall mean shares of common stock of the Company, no par value.

(cc) “Short-Term Deferral Period” shall mean, with respect to an amount (including Shares) payable pursuant to a PSU Award, the period ending on the later of (1) the 15th day of the third month following the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (2) the 15th day of the third month following the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; provided, however, that such period (measured from the last day of the period) shall be within one calendar year and shall not exceed 2 1/2 months. A Participant shall have no discretion over the payment date and shall have no right to interest as a result of payment on a date other than the first day of the Short-Term Deferral Period.
(dd) “Stock Grants” shall mean an award of Shares to a Nonemployee Director.
3. Administration.
(a) The Plan shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. Acts approved by a majority of the members of the Committee at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee for purpose of this Plan. Any authority of the Committee (except for the authority described in subsection (b)(i)-(iv) and (vii) below which may only be exercised by the Committee or its delegate as described in subsection (ix)) may be delegated to a Plan administrator.

(b) The Committee shall have the authority:
(i) to select the Employees and Nonemployee Directors to be granted Awards under the Plan and to grant such Awards at such time or times as it may choose;
(ii) establish performance metrics;
(iii) to determine the type and size of each Award, including the number of Shares subject to the Award;
(iv) to determine the terms and conditions of each Award, subject to the minimum vesting requirements set forth in the Plan, provided, however, that the Committee may award up to ten percent of the total Shares authorized under Section 5 (i.e., the sum of (x), (y), and (z) in Section 5(a)), as Restricted Stock and RSUs without minimum vesting requirements;
(v) to amend an existing Award in whole or in part as described in Section 9(c) of the Plan (including the extension of the exercise period for any NQSO, provided the extension or any other amendment or modification does not subject the NQSO to Code section 409A), except that the Committee may not lower the exercise price of any Option;
(vi) to adopt, amend and rescind rules and regulations for the administration of the Plan;
(vii) to interpret the Plan (and any Award issued thereunder) and decide any questions and settle any controversies that may arise in connection with it;
(viii) to adopt such modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as may be necessary to comply with the laws and regulations of other countries in which the Company and its Related Corporations operate in order to assure the viability of Awards granted under the Plan to individuals in such other countries; and
(ix) to delegate to the Chief Executive Officer and/or to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may make any awards or determinations regarding grants to employees who are subject to Section 16 of the Exchange Act.
Such determinations and actions of the Committee, and all other determinations and actions of the Committee made or taken under authority granted by any provision of the Plan, shall be conclusive and shall bind all parties. Nothing in this subsection (b) shall be construed as limiting the power of the Committee to make the adjustments described in Sections 8.4 and 8.6.

(c) Notwithstanding anything contained in the Plan to the contrary, to the extent the Committee has required upon grant that any PSU must qualify as “other performance based compensation” within the meaning of Code section 162(m)(4)(C), the Committee shall (i) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than the earlier of ninety (90) days from the commencement of the performance period and the expiration of 25% of the performance period to which the Performance Goal or Goals relate, and (ii) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance based compensation.
4. Effective Date and Term of Plan.
(a) Effective Date. The Plan was adopted by the Board on January 11, 2017, subject to the approval of the Shareholders of the Company pursuant to Section 9(b). The Plan became effective on March 14, 2017 (the date the Shareholders approved the Plan).
(b) Term of Plan. Unless earlier terminated pursuant to Section 9(a), the Plan shall terminate at 11:59 p.m. (Eastern Time) on the day preceding the 10-year anniversary of the effective date. Termination of the Plan, however, shall not terminate or affect the continued existence of rights created under Awards issued hereunder, and outstanding on the date the Plan terminates, which by their terms extend beyond that date.
5. Shares Subject to the Plan.
(a) Subject to adjustment as provided in Section 8.5 herein, the total number of Share available for grant under the Plan shall be the sum of (x) 3,100,000, (y) the number of shares remaining available for issuance under Prior Plans, and (z) any Shares subject to awards currently outstanding under the Prior Plans which are terminated, cancelled, surrendered or forfeited and are re-issued at the discretion of the Committee under the Plan. The aggregate number of shares that may be delivered under the Plan with respect to ISOs is 3,100,000. Further, the maximum number of Shares with respect to which Awards may be granted to any Employee under the Plan may not exceed 500,000 Shares per fiscal year of the Company.
(b) The limits described in subsection (a) shall be subject to the adjustment described in Section 8.5. Shares delivered under the Plan may be authorized but unissued Shares or reacquired Shares, and the Company may purchase Shares required for this purpose, from time to time, if it deems such purchase to be advisable.
(c) If an Award expires, terminates for any reason whatever (including, without limitation, the surrender thereof), is cancelled, is forfeited or is settled in cash rather than Shares, the number of Shares (by which the aggregate number of Shares were reduced) with respect to such Award which expired, terminated, was cancelled, was forfeited or was settled in cash shall continue to be available for future Awards granted under the Plan.
(d) Any shares subject to an SAR that are not delivered to a Participant upon settlement of the SAR shall revert to and again be available for future Awards granted under the Plan.
6. Eligibility. All Employees of the Company or any Related Corporation shall be eligible to receive Awards under the Plan (including any directors of the Company who are also officers or employees). More than one Award may be granted to an Employee under the Plan.
7. Types of Awards.
7.1 PSUs.
(a) Grant. The Committee, in its discretion, may grant PSUs to any Employee, conditioned upon the meeting of designated Performance Goals. The Committee shall determine the number of PSUs to be granted.
(b) Performance Period and Performance Goals. When PSUs are granted, the Committee shall establish the performance period, which generally shall be a three-year period commencing with the first day of a fiscal year of the Company and in no event may be less than a one-year period, during which performance shall be measured, the Performance Goals, and such other conditions of the Award as the Committee deems appropriate.
(c) Determination of Award Amount. At the end of each performance period, the Committee shall determine to what extent the Performance Goals and other conditions of the Award have been met and the number of Shares, if any, to be delivered with respect to the Award. For any Participant who is a “covered employee” within the meaning of Code section 162(m) and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under Code section 162(m), the Committee must certify, prior to vesting of any PSUs, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts are consistent with the limits provided under Section 5. With respect to PSUs which the Committee has required upon grant to qualify as “other performance based compensation” under section 3(c), the Committee shall in no event have discretion to increase the extent to which such PSUs shall become payable beyond the extent to which the Performance Goals have been satisfied. Upon the vesting of a PSU in accordance with the terms of this Plan, Shares shall be delivered to the Participant during the Short-Term Deferral Period except as otherwise provided in this Plan or the Participant’s Award Agreement.
7.2 Options.
(a) General. The Committee may grant Options to purchase Shares under the Plan, and may determine the number of Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.
(b) ISOs. An Option that the Committee intends to be an ISO may only be granted to Employees of the Company or of any present or future Related Corporation, and shall be subject to and shall be construed consistently with the requirements of section 422 of the Code. The Company shall have no liability to a Participant, or to any other party, if an Option (or any part thereof) that is intended to be an ISO is not an ISO or for any action taken by the Committee pursuant to Section 9(c), including without limitation the conversion of an ISO to an NQSO.
(c) $100,000 Limit. The aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (counting ISOs under this Plan and under any other stock option plan of the Company or a Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to an Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder. For purposes of determining whether an ISO would cause the limit to be exceeded, ISOs shall be taken into account in the order granted. The annual limits set forth above for ISOs shall not apply to NQSOs.
(d) Exercise Price. The Committee shall establish the exercise price of each Option and specify such exercise price in the applicable Award Agreement. The exercise price of an Option for a Share shall not be less than 100% (110% in the case of an ISO granted to a More-Than-10-Percent Shareholder) of the Fair Market Value of a Share on the date the Option is granted.
(e) Duration of Options. Each ISO shall expire not later than 10 years from the date of grant (5 years in the case of an ISO granted to a More-Than-10-Percent Shareholder) and each NQSO shall expire not later than 10 years and 6 months from date of grant and shall otherwise be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award Agreement.
(f) Exercise of Options. Options shall become exercisable at such time, and on such conditions as the Committee may specify. Unless otherwise provided in an Award Agreement, one-third of each Option granted shall become exercisable on each of the first three anniversaries of the grant date. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Committee together with payment in full as specified in Section 7.2(g) for the number of Shares for which the Option is exercised (except that, in the case of an exercise arrangement approved by the Committee and described in subsection (g)(ii) below, payment may be made as soon as practicable after the exercise). Only full Shares shall be issued under the Plan, and any fractional Share that might otherwise be issuable upon exercise of an Option granted hereunder shall be forfeited.
(g) Payment Upon Exercise. Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(i) in cash or by check (acceptable to the Committee), bank draft, or money order payable to the order of the Company;
(ii) except as the Committee may otherwise provide in an Award Agreement, by effecting a “cashless exercise” through a broker which entails (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii) when the Shares are registered under the Exchange Act, by delivery of Shares owned by the Participant and valued at their Fair Market Value, provided (A) such method of payment is then permitted under applicable law, (B) such Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Committee in its discretion, and (C) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; or
(iv) by any combination of the above permitted forms of payment.
(h) Limitation on Repricing. Notwithstanding any provision of this Plan to the contrary (other than Sections 8.5 and 8.7), the option price of an outstanding Option shall not, without the prior approval of the Company’s Shareholders, be reduced whether through amendment, cancellation, replacement grants, or other similar means.
7.3 RSUs. Awards that are valued, or are otherwise based, on Shares may be granted subject to service conditions. Each RSU that vests entitles the Participant to one Share, cash equal to the Fair Market Value of a Share on the date of vesting or a combination thereof as determined by the Committee and set forth in the Award Agreement. Subject to the provisions of the Plan, the Committee shall determine the conditions of each RSU Award, including any purchase price applicable thereto, provided, however, except as permitted in Section 3(b)(iv), RSUs shall vest over no less than a three year period. Unless otherwise provided in an Award Agreement, one-third of the RSUs granted shall vest on each of the first three anniversaries of the grant date. Except as otherwise provided in this Plan or in an Award Agreement, payment in Shares or cash (as applicable) shall be made upon the vesting of an RSU but in no event shall payment be made later than March 15 of the calendar year following the calendar year in which such RSU vests.
7.4 Restricted Stock Awards.
(a) Grant Requirements. Restricted Stock may be issued or transferred for no consideration.
(b) Shareholder Rights. Each Participant who receives Restricted Stock shall have all of the rights of a shareholder with respect to such Restricted Stock, subject to the restrictions set forth in subsection (c), including the right to vote the Restricted Stock and receive dividends. Any Shares or other securities received by a Participant with respect to Restricted Stock in connection with a stock split or combination, share exchange or other recapitalization or as a stock dividend, shall have the same status and be subject to the same restrictions as such Restricted Stock. Any cash dividends attributable to shares of Restricted Stock shall be paid on the date the restrictions with respect to such shares lapse. Cash dividends attributable to Restricted Stock that is forfeited shall also be forfeited Unless the Committee determines otherwise, certificates evidencing shares of Restricted Stock will remain in the possession of the Company or the

Company’s Transfer Agent until such shares are free of all restrictions under the Plan and the Participant has satisfied any federal, state and local tax withholding obligations applicable to such shares.
(c) Restrictions. Except as otherwise specifically provided in the Plan, Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of during the restricted period.
(d) Lapse of Restrictions. The restrictions described in subsection (c) shall lapse at such time or times, and on such service-based conditions as the Committee may specify, provided, however, except as permitted in Section 3(b)(iv), Restricted Stock Shares shall vest over no less than a three year period. Unless otherwise provided in an Award Agreement, the restrictions shall lapse with respect to one-third of the Restricted Stock Shares on each of the three anniversaries of the grant date. Upon the lapse of all restrictions, the Shares shall cease to be Restricted Stock for purposes of the Plan.
(e) Notice of Tax Election. Any Participant making an election under Code section 83(b) for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within ten days of the filing of such election with the Internal Revenue Service.
7.5 SARs.
(a) Nature of SARs. An SAR entitles the Participant to receive, with respect to each Share as to which the SAR is exercised, the excess of the Share’s Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted. Such excess shall be paid in Shares. Only full Shares shall be issued under the Plan, and any fractional Share that might otherwise be issuable upon exercise of an SAR granted hereunder shall be forfeited.
(b) Exercise of SARs. An SAR shall become exercisable in such installments, upon fulfillment of conditions (such as performance-based requirements), or on such dates as the Committee may specify in the Award Agreement. Unless otherwise provided in an Award Agreement, one-third of each SAR shall become exercisable on each of the first three anniversaries of the grant date. Any exercise of an SAR must be made by giving notice to the Company at its principal office in accordance with procedures established by the Committee.

7.6 Stock Grants.
(a) Quarterly Grants. A Stock Grant shall be made automatically to each Nonemployee Director on the first business day of each fiscal year quarter. The Shares subject to each quarterly Award shall be that number of full Shares having a Fair Market Value on the grant date equal to, or if not equal to, closest in value to without exceeding, $32,500. This $32,500 target will generally be reviewed annually by the Board. In conjunction with such review, the Board shall obtain a written report from its third party compensation consultant comparing the amount of cash and equity compensation provided to nonemployee directors in like industries. If the overall compensation provided to the Company’s Nonemployee Directors is not comparable on the basis of this report, the Board may increase the Award amount under this Plan in order to provide comparable overall compensation but in no event may such increase result in an award that exceeds one hundred and fifteen percent of the dollar amount in effect prior to such increase or may the aggregate number of Shares granted under the Plan exceed the number set forth in Section 5 above except as otherwise provided in Section 8.5 Any increase shall be effective on the next following April 1. The Board may also decrease the Award amount. Any increase immediately following such decrease may not result in an amount in excess of the greater of $32,500 or fifteen percent of the dollar amount in effect prior to such increase.
(b) One-Time Grant. In addition to the quarterly grants to which a Nonemployee Director is entitled, as described in (a) above, upon his or her initial election to the Board, a Nonemployee Director shall receive a Stock Grant for the number of full Shares having a Fair Market Value on the date of his or her appointment to the Board equal to, or if not equal to, closest in value to without exceeding, $120,000 to vest in equal installments over a period of three years, one-third on each anniversary of the grant date.
(c) Shareholder Rights. Each Nonemployee Director who receives a Stock Grant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and receive dividends and other distributions.
8. Events Affecting Outstanding Awards.
8.1 Options and SARs.
(a) Termination of Employment (Other Than by Death or Disability). If a Participant ceases to be an employee of any of the Company and its Related Corporations for any reason other than death, Disability or Retirement, all Options and SARs held by the Participant that were not exercisable immediately prior to the Participant’s termination of employment shall terminate at that time. Any Options or SARs that were exercisable immediately prior to the termination of employment will continue to be exercisable for three months and shall thereupon terminate, unless the Award

Agreement provides by its terms for immediate termination or for termination in less than three months in the event of termination of employment in specific circumstances. In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section. For purposes of this subsection (a), a termination of employment shall not be deemed to have resulted by reason of a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee.
Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, all Options and SARs held by such Participant shall terminate concurrently with receipt by the Participant of oral or written notice that his or her employment has been terminated.
(b) Retirement. If a Participant’s employment is terminated by reason of his or her Retirement, prior to the expiration date fixed for his or her Options or SARs, such Options and/or SARs shall fully vest on the date of the Participant’s Retirement and may be exercised by the Participant at any time prior to the earlier of:
(i) The expiration date specified in such Option or SAR; or
(ii) One year after the date of such Retirement.
(c) Death or Disability. If a Participant dies or incurs a Disability, all Options and SARs held by the Participant immediately prior to death or Disability, as the case may be, shall fully vest on the date of the Participant’s death or Disability and may be exercised by the Participant or by the Participant’s legal representative (in the case of Disability), or by the Participant’s executor or administrator or by the person or persons to whom the Option or SAR is transferred by will or the laws of descent and distribution, at any time within the one-year period ending with the first anniversary of the Participant’s death or Disability (or such shorter or longer period as the Committee may determine, provided any extension does not subject the Option or SAR to Code section 409A), and shall thereupon terminate. In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section.

8.2 PSU Awards.
(a) Termination of Employment (Other Than by Death, Disability or Retirement). A Participant becomes irrevocably entitled to PSU Awards based on achievement of Performance Goals and other conditions when the Performance Goals and other conditions have been met provided the Participant is employed on the last day of the performance period or, if later, when such conditions are met. If a Participant ceases to be an employee of the Company and its Related Corporations for any reason except as provided in Section 8.2(b) with respect to death or Disability or Retirement, all PSU Awards to which the Participant was not irrevocably entitled prior to the termination of employment shall be forfeited and the Award canceled as of the date of such termination of employment, unless the Committee, in its sole discretion, provides that a Participant (involuntarily terminated without Cause) shall receive the prorated portion of any award amount that would otherwise have been received based on the Performance Goals attained at the end of the performance period. Such PSU Awards shall be prorated based on the number of full months in the performance period prior to such termination of employment. Unless otherwise provided in an Award Agreement, Shares attributable to such prorated award shall be delivered during the period from January 1 to March 15 following the end of the performance period.
(b) Death, Disability or Retirement. PSU Awards shall be prorated based on the number of full months in the performance period prior to Retirement, death or Disability. A Participant, or his beneficiary in the event of death, shall receive such prorated portion of any award amount that would otherwise have been received based on the Performance Goals attained at the end of the performance period. Unless otherwise provided in an Award Agreement, Shares attributable to such prorated award shall be delivered during the period from January 1 to March 15 following the end of the performance period.
8.3 Restricted Stock. Unless otherwise provided in a Participant’s Award Agreement, if the Participant terminates employment for any reason, Restricted Stock must be forfeited to the Company.
8.4 RSU Awards. Unless otherwise provided in a Participant’s Award Agreement, if the Participant terminates employment for any reason, unvested RSU Awards must be forfeited to the Company.
8.5 Capital Adjustments. The maximum number of Shares that may be delivered under the Plan, and the maximum number of Shares with respect to which Awards may be granted to any Employee under the Plan, both as stated in Section 5, and the number of Shares issuable upon the exercise or vesting of outstanding Awards under the Plan (as well as the exercise price per Share under outstanding Options and the purchase price per Share, if any, under a RSU Award and the Fair Market Value of a share on the date an outstanding SAR was granted) shall be proportionately adjusted to reflect any increase or decrease in the number of issued Shares resulting from a subdivision (share-split), consolidation (reverse split), stock dividend, or similar change in the capitalization of the Company. In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise or vesting of outstanding Awards (and a straight mathematical adjustment of the exercise price per Share under outstanding Options and the purchase price per Share, if any, under a RSU Award or the Fair Market Value on the date of grant of a SAR) the Committee shall make adjustments to reflect most nearly such straight mathematical adjustments. Such adjustments shall be made only as necessary to maintain the proportionate interest of Participants, and preserve, without exceeding, the value of Awards. For purposes of this Section 8.5, Restricted Stock shall be treated in the same manner as issued Shares not subject to restrictions. Notwithstanding the foregoing (i) no adjustment shall be made to an outstanding ISO if such adjustment would constitute modification under Code section 424(h) unless the Participant consents to such adjustment and (ii) no such adjustment shall be made to an outstanding Option or SAR if such adjustment would cause the Option or SAR to be subject to Code section 409A.
8.6 Effect of Change in Control. Notwithstanding any other provision of this Plan, if with respect to a Change in Control the surviving or successor entity does not agree to assume the outstanding Awards, (i) all outstanding RSUs and Restricted Stock Awards shall become fully vested, (ii) all Option and SAR Awards shall become exercisable unless the Award Agreement evidencing the Award provides otherwise, and (iii) the performance requirements under any outstanding PSUs are waived and a Participant shall instead vest in his or her PSUs if he or she is employed on the last day of the performance period. A participant who is employed on the last day of the performance period will receive a cash payment with respect to his or her PSUs as if target performance had been attained and based on the value of Shares on the date of the Change in Control. Such payment shall be made during the period from January 1 to March 15 following the end of the performance period. If with respect to a Change in Control the surviving or successor entity does agree to assume the outstanding Awards and a Participant is involuntarily terminated without Cause prior to the twenty-four (24) month anniversary of the Change in Control, then as of the date of the Participant’s termination of employment (i) all outstanding RSUs and Restricted Stock Awards held by the Participant shall fully vest, (ii) all Option and SAR Awards granted to the Participant shall become exercisable unless the Award Agreement evidencing the Award provides otherwise, and (iii) PSU Awards shall be prorated based on the number of full months in the performance period prior to such termination of employment. A Participant shall receive such prorated portion of any award amount that would otherwise have been received based on the Performance Goals attained at the end of the performance period. Unless otherwise provided in an Award Agreement, Shares attributable to such prorated award shall be delivered during the period from January 1 to March 15 following the end of the performance period. Notwithstanding the foregoing, this Section 8.6 shall not increase the extent to which an Award is vested or exercisable if the Participant’s termination of service occurs prior to the Change in Control and provided that the Change in Control shall not accelerate the payment date of any Award that is subject to Code section 409A unless the Change in Control is a change in control event as defined in regulations under Code section 409A.

(a) A “Change in Control” shall mean any of the following events:
(i) any Person (except for the Company, any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of fifty percent (50%) or more of the shares of the Company then outstanding and entitled to vote generally in the election of directors;
(ii) any Person, together with all Affiliates and Associates of such Person, purchases all or substantially all of the assets of the Company;
(iii) during any twenty-four (24) month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of at least seventy-five percent (75%) of the directors who were not directors at the beginning of such period was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or
(iv) the Company consummates a merger, consolidation or share exchange (a “Corporate Event”), as a result of which the shareholders of the Company immediately before such Corporate Event shall not hold, directly or indirectly, immediately after such Corporate Event at least a majority of the combined voting power of the voting securities entitled to vote generally in the election of directors of the surviving or resulting corporation, in case of a merger or consolidation, or of the acquiring corporation, in case of the share exchange.
(b) The capitalized terms used in (a) above shall have the following meanings:
(i) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(ii) “Beneficial Owner” of any securities shall mean:
(A) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time)

pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;
(B) a Person or any of such Person’s Affiliates or Associates that, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including, without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D or 13G under the Exchange Act (or any comparable successor report); or
(C) a Person or any of such Person’s Affiliates or Associates that has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this subsection (b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.
(iii) “Person” shall mean any individual, firm, corporation, partnership or other entity.
8.7 Certain Corporate Transactions.
(a) In the event of a corporate transaction (as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), each outstanding Award shall be assumed by the surviving or successor entity; provided, however, that in the event of a proposed corporate transaction, the Committee may terminate all or a portion of any outstanding Award, if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Options and SARs, the Committee shall give each Participant holding an Option or SAR to be terminated not less than ten (10) days’ notice prior to any such termination, and any Option or SAR that is to be so terminated shall become fully exercisable and may be exercised up to, and including the date immediately preceding such termination. Further, the Committee, in its discretion, may accelerate, in whole or in part, the vesting of any Options, SARs, Restricted Stock or RSUs to the extent such Award is not fully exercisable or vested pursuant to the Award Agreement or Section 8.6.
The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that, in the case of ISOs, such change would not constitute a “modification” under section 424(h) of the Code unless the Participant consents to the change, and in the case of an Option or SAR, such change would not constitute a modification causing such Option or SAR to be subject to Code section 409A.
(b) With respect to an outstanding Award held by a Participant who, following the corporate transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in such transaction or an affiliate of such an entity, the Committee may, in lieu of the action described in subsection (a) above, arrange to have such surviving or acquiring entity or affiliate grant to the Participant a replacement award which, in the judgment of the Committee, is substantially equivalent to the Award.
9. Amendment or Termination of the Plan and Awards.
(a) Amendment or Termination of Plan. The Board or the Committee, pursuant to a written resolution, may from time to time amend, suspend or terminate the Plan, except that, without the approval of the shareholders (given in the manner set forth in subsection (b) below) -
(i) no amendment may be made that would -
(A) change the class of employees eligible to participate in the Plan with respect to ISOs;
(B) except as permitted under Section 8.5, increase the maximum number of Shares with respect to which ISOs may be granted under the Plan; or

(C) extend the duration of the Plan under Section 4(b) with respect to any ISOs granted hereunder; and
(ii) no amendment may be made that would constitute a modification of the material terms of the “performance goal(s)” within the meaning of Treas. Reg. § 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with section 162(m) of the Code is desired); and
(iii) no amendment may be made for which shareholder approval is required under the rules of the exchange or market on which Shares are listed or traded.
Notwithstanding the foregoing, no such amendment, suspension or termination of the Plan shall materially impair the rights of any Participant holding an outstanding Award without the consent of such Participant.
(b) Manner of Shareholder Approval. The approval of shareholders must be effected by the affirmative votes of holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company.

(c) Amendment of Awards. The Committee, subject to the limitation on repricing Options as provided in Sections 3(b)(v) and 7.2(h) may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and converting an ISO to an NQSO, provided that the Participant’s consent to such action shall be required except as provided in Section 8.7(a), as deemed necessary or desirable to avoid the additional tax under Code section 409A or as determined by the Committee that the action, taking into account any related action, would not materially and adversely affect the Participant. Notwithstanding the foregoing, the Committee may not amend or modify an Award to accelerate the vesting of any Option, SAR, PSU, RSU or Restricted Stock, except as provided under the terms of this Plan. Notwithstanding anything to the contrary set forth herein, without the consent of any Participant, the Committee may reduce the number of Shares or PSUs to be awarded upon attainment of Performance Goals at the end of the performance period. If pursuant to Section 3(c) the Committee has not required upon grant that a PSU must qualify as “other performance based compensation,” the Committee may increase the number of Shares to be awarded upon attainment of Performance Goals at the end of the performance period.
10. Miscellaneous.
10.1 Documentation of Awards. Awards shall be evidenced by such written documents (“Award Agreements”) as may be prescribed by the Committee from time to time. Such instruments may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters, or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms thereof.
10.2 Rights as a Shareholder. Except as specifically provided by the Plan or an Award Agreement, the receipt of an Award shall not give a Participant rights as a shareholder; instead, the Participant shall obtain such rights, subject to any limitations imposed by the Plan or the Award Agreement, upon the actual receipt of Shares.
10.3 Conditions on Delivery of Shares. The Company shall not deliver any Shares pursuant to the Plan or remove restrictions from Shares previously delivered under the Plan (i) until all conditions of the Award have been satisfied or removed, (ii) until all applicable Federal and state laws and regulations have been complied with, and (iii) if the outstanding Shares are at the time of such delivery listed on any stock exchange, until the Shares to be delivered have been listed or authorized to be listed on such exchange. If an Award is exercised by the Participant’s legal representative, the Company will be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of such representative.
10.4 Registration and Listing of Shares. If the Company shall deem it necessary to register under the Securities Act or any other applicable statute any Shares purchased under this Plan, or to qualify any such Shares for an exemption from any such statutes, the Company shall take such action at its own expense. If Shares are listed on any national securities exchange at the time any Shares are purchased hereunder, the Company shall make prompt application for the listing on such national securities exchange of such Shares, at its own expense. Purchases and grants of Shares hereunder shall be postponed as necessary pending any such action.
10.5 Compliance with Rule 16b-3. All elections and transactions under this Plan by persons subject to Rule 16b-3, promulgated under section 16(b) of the Exchange Act, or any successor to such Rule, are intended to comply with at least one of the exemptive conditions under such Rule. The Committee shall establish such administrative guidelines to facilitate compliance with at least one such exemptive condition under Rule 16b-3 as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, each Participant or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares granted pursuant to the Award shall be for investment purposes and not with a view to distribution; certificates representing such shares may be legended accordingly.
10.6 Tax Withholding.
(a) Obligation to Withhold. The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state, and local withholding tax requirements, including the withholding tax requirements of any jurisdiction outside of the United States (the “Withholding Requirements”). In the case of PSUs, RSUs (pursuant to which Shares may be delivered) or Restricted Stock, the Committee may require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the Withholding Requirements, or make other arrangements satisfactory to the Committee with regard to such Withholding Requirements, prior to the delivery or vesting of any Shares.
(b) Election to Withhold Shares. The Committee, in its discretion, may permit or require the Participant to satisfy the withholding requirements, in whole or in part, by electing to have the Company withhold Shares (except with respect to Restricted Stock in which an election is made as described in Section 7.4(e)), or by returning previously acquired Shares to the Company; provided, however, that the Company may limit the number of Shares withheld to satisfy the Withholding Requirements to the extent necessary to avoid adverse accounting consequences. Shares shall be valued, for purposes of this subsection (b), at their Fair Market Value (determined as of the date an amount is includible in income by the Participant (the “Determination Date”), rather than the date of grant). If Shares acquired by the exercise of an ISO are used to satisfy the Withholding Requirements, such Shares must have been held by the Participant for a period of not less than the holding period described in Code section 422(a)(1) as of the Determination Date. The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this Section.
10.7 Transferability of Awards. No ISO may be transferred other than by will or by the laws of descent and distribution. No other Award may be transferred, except to the extent permitted in the applicable Award Agreement. During a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, by the person or persons legally appointed to act on the Participant’s behalf).
10.8 Registration. If the Participant is married at the time Shares are delivered and if the Participant so requests at such time, the certificate or certificates for such Shares shall be registered in the name of the Participant and the Participant’s spouse, jointly, with right of survivorship.
10.9 Acquisitions. Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by employees of other corporations who are about to, or have, become Employees as a result of a merger, consolidation, acquisition of assets, or similar transaction by the Company or a Related Corporation. The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted; provided, however, that no Option shall be granted for less than Fair Market Value as of the date of grant and no Award shall be granted which would be subject to Code section 409A.
10.10 Employment and Board Membership Rights. Neither the adoption of the Plan nor the grant of Awards shall (i) confer on any person any right to continued employment by the Company or any of its Related Corporations or affect in any way the right of any of the foregoing to terminate an employment relationship at any time, or (ii) be deemed to give any individual any right to continue as a member of the Board or to be nominated for re-election to the Board or limit in any way the right of the shareholders or the Board to remove a director.
10.11 Indemnification of Board and Committee. Without limiting any other rights of indemnification that they may have from the Company or any of its Related Corporations, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any bona fide claim, action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan or any Award granted thereunder, in their capacity as a member of the Board or Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company’s by-laws or Pennsylvania law.

10.12 Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to Awards granted under the Plan shall be added to the general funds of the Company. Any Shares received in payment for additional Shares upon exercise of an Option shall become treasury stock.
10.13 Governing Law. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the Commonwealth of Pennsylvania (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of Employees under, the Plan and Awards granted hereunder. The Awards under this Plan are intended to be exempt from, or if not exempt, to comply with, the requirements of Code section 409A and the Plan is to be construed and interpreted in accordance with Code section 409A to that end.
10.14 Prohibition Against Cash Buyout of Awards Under the Plan. Notwithstanding any provision of this Plan to the contrary (other than Sections 8.5 and 8.7), the Committee shall not modify any Option or SAR without stockholder approval if the effect of such modification would be to (i) reduce an option price of an Option or the grant price of an SAR; (ii) cancel an Option or SAR in exchange for other Awards under the Plan; (iii) cancel an Option or SAR in exchange for an Option or SAR with an option price or grant price, respectively, that is less than the option price or grant price of the cancelled Option or SAR, respectively; or (iv) cancel an Option or SAR in exchange for cash; and provided, further , that no such replacement shall deprive the Participant of any rights he or she may have pursuant to Section 8.7, which shall apply to the replacement Award to the same extent as to the replaced Award.
10.15 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
IN WITNESS WHEREOF, Kulicke and Soffa Industries, Inc. has caused this Plan to be duly executed this                  day of                     , 2017.

KULICKE AND SOFFA INDUSTRIES, INC.
By:	/s/ Fusen Chen
Fusen Chen President and Chief Executive Officer

KULICKE AND SOFFA INDUSTRIES, INC.

2017 EQUITY PLAN

2017 ISRAEL ADDENDUM

1.
Purpose of the Addendum: This 2017 Israeli Addendum shall form an integral part of the 2017 Equity Plan and any amendments thereto (the “Plan”) of Kulicke and Soffa Industries, Inc. (the "Company"), and it shall apply only to Employees who are (i) deemed residents of the State of Israel for the purpose of Israeli tax laws; and (ii) employed by the Company or any of its Israeli Related Corporations.

This Addendum modifies the Plan so that it shall comply with the requirements of the Israel Tax Ordinance.
The Plan and this Addendum are complimentary to each other and shall be read and deemed as one. Any requirements provided in this Addendum shall be in addition to the requirements provided in the Plan and the Grant Letter. In the event of a conflict, whether explicit or implied, between the provisions of the Plan and this Addendum, the latter shall govern and prevail.

2.	Definitions:

2.1.	Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Addendum.

2.2.	For the purposes of this Addendum, the following terms shall have the meaning ascribed thereto as set forth below:

(a)	"Addendum" means this 2017 Israel Addendum, as amended from time to time.

(b)
"Additional Rights" means any distribution of rights, including an issuance of bonus shares, in connection with Section 102 Trustee Options (as defined below) and/or with the shares issued upon exercise of such Options.

(c)	"Controlling Shareholder" shall have the same meaning ascribed to it in Section 32(9) of the Tax Ordinance (as defined below).

(d)
"Employee" shall have the same meaning ascribed to it in the Plan, provided however, that with regard to Section 102 Trustee Options and Section 102 Non-Trustee Options (as such terms are defined below) such person is not a Controlling Shareholder prior to and/or after the issuance of the Options.

(e)
"Lock-up Period" means the period during which the Section 102 Trustee Options granted to an Employee as well as any Additional Rights distributed in connection therewith are to be held by the Trustee on behalf of the Employee, in accordance with Section 102, and pursuant to the tax route which the Company elects.

(f)	"Option" means ISOs or NQSOs (as defined in the Plan) entitling the Participant on exercise thereof to purchase Shares at a specified exercise price for a specified period of time.

(g)	"Section 3(i)" means Section 3(i) of the Tax Ordinance and the applicable rules or regulations thereto, all as amended from time to time.

(h)	"Section 3(i) Option" means an Option granted pursuant to Section 3(i).

(i)
"Section 102" means Section 102 of the Tax Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended from time to time.

(j)	“Section 102 Trustee Option" means an Option or Shares intended to qualify under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Route Election), as either:

i.	“Ordinary Income Option Through a Trustee” for the special tax treatment under Section 102(b)(1) and the “Ordinary Income Route”, or

ii.	“Capital Gain Option Through a Trustee"” for the special tax treatment under Section 102(b)(2) and the “Capital Route”.

(k)
“Section 102(b) Route Election” means the right of the Company to choose either the “Capital Route” (as set under Section 102(b)(2)), or the “Ordinary Income Route” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance, as further specified in Section 5 below.

(l)	“Section 102 Non-Trustee Option” means an Option or Shares granted not through a trustee under the terms of Section 102(c) of the Tax Ordinance.

(m)	"Shares" means shares of common stock of the Company, no par value. Including Restricted Stock and RSU's except for RSU's which are represented by value.

(n)	“Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended.

(o)
"Trustee" means a person or an entity, appointed by the Committee and approved in accordance with the provisions of Section 102, to hold in trust on behalf of the Employees the granted Options as well as all Additional Rights granted in connection therewith, in accordance with the provisions of Section 102.

(p)	"Trust Agreement" means a written agreement between the Company and the Trustee, which sets forth the terms and conditions of the trust and is in accordance with the provisions of Section 102.

3.
Administration: Further to the authorities of the Committee, as detailed in Section 3 of the Plan, with regard to this Addendum, the Committee shall have full power and authority, at all times, to: (i) designate Options as Section 102 Trustee Option, Section 102 Non-Trustee Option or Section 3(i) Options, all of which shall be included in the definition of Option under the Plan; (ii) make a Section 102(b) Route Election (subject to the limitations set under Section 102(g)); and (iii) determine any other matter and execute any document which are necessary or desirable for, or incidental to, the administration of this Addendum and the grant of Options hereunder and the compliance with the laws and regulations of Israel in respect of the Plan, including without limitation the regulations under Section 102.

4.
Eligibility: Subject to the terms and conditions of the Plan, Section 102 Trustee Options and Section 102 Non-Trustee Options may be granted only to Employees of the Company or a Related Corporation, provided that such Related Corporation is an "employing company" within the meaning of Section 102(a) of the Tax Ordinance. Section 3(i) Options may be granted only to Employees who are Controlling Shareholders prior to and/or after the issuance of the Options.

5.
Section 102(b) Route Election: No Section 102 Trustee Options may be granted under this Addendum to any eligible Employee, unless and until, the Company's election of the type of Section 102 Trustee Options, either as "Ordinary Income Options Through a Trustee" or as "Capital Gain Options Through a Trustee" and the selection is appropriately filed with the Income Tax Authorities before the first date of grant of Section 102 Trustee Options. Such Section 102(b) Route Election shall become effective beginning the first date of grant of a Section 102 Trustee Options under this Addendum and shall remain in effect until the end of the year following the year during which the Company first granted Section 102 Trustee Options The Section 102(b) Route Election shall obligate the Company to grant only the type of Section 102 Trustee Options it has elected, and shall apply to all Employees who were granted Section 102 Trustee Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Tax Ordinance. For avoidance of doubt, it is clarified that the Company does not obligate itself to file a Section 102(b) Route Election, and in any case, such Section 102(b) Route Election shall be at the sole discretion of the Company. It is further clarified that such Section 102(b) Route Election shall not prevent the Company from granting Section 102 Non-Trustee Options simultaneously.

6.	Trustee:

6.1.
Section 102 Trustee Options, which shall be granted under the Addendum shall be issued to the Trustee who shall hold the same in trust for the benefit of the Employees at least for the Lock-up Period. Upon the expiration of the Lock-up Period and subject to any further period included in the Plan and/or in the Grant Letter, the Trustee may release Section 102 Trustee Options to Employee only after the Employee's full payment of his or her tax liability in connection therewith due pursuant to the Tax Ordinance. It is hereby clarified that Employees will only be entitled to exercise Options, provided the underlying shares are being sold concurrently upon said execution, all subject to the provisions of Section 6.2 below.

6.2.
Notwithstanding the above, in the event an Employee shall elect to release the Section 102 Trustee Options prior to the expiration of the Lock-up Period, the sanctions under Section 102 shall apply to and shall be borne solely by the Employee.

6.3.
Any Additional Rights distributed to the Employees shall be deposited with and/or issued to the Trustee for the benefit of the Employees, and shall be held by the Trustee for the applicable Lock-up Period in accordance with the provisions of Section 102 and the elected tax route.

6.4.
Upon receipt of Options, the Employee will sign the Grant Letter, which shall be deemed as the Employee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, the Addendum and any Option or other rights received by the Employee in connection therewith.

6.5.	The Trustee and the Employees shall comply with the Tax Ordinance, Section 102 and the provisions of the Trust Agreement.

7.
Issuance of Section 102 Trustee Options: The Company may grant Section 102 Trustee Options only after the passage of thirty (30) days' following the delivery, to the appropriate Israeli Income Tax Authorities, of a request for approval of the Plan and the Addendum as well as the Trustee according to Section 102. Notwithstanding the above, if within ninety (90) days following the delivery of such request, the tax officer notifies the Company of its decision not to approve the Plan and/or the Addendum, the Options, which were intended to be granted as Section 102 Trustee Options, shall be deemed to be Section 102 Non-Trustee Options, unless otherwise was approved by the tax officer.

8.
Fair Market Value: Without derogating from the definition of Fair Market Value in the Plan and solely for the purpose of determining the tax liability with respect to the grant of Capital Gain Options Through a Trustee pursuant to Section 102, the Fair Marker Value of the Shares on the date of grant shall be equal to the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant, all in accordance with the provisions of Section 102(b)(3) of the Tax Ordinance.

9.	Tax Consequences:

9.1.
Any tax consequences arising from the grant or exercise of any Options or Shares or from the payment for Shares covered thereby or from any other event or act (of the Employee, the Company, a Related Corporation or the Trustee) hereunder, shall be borne solely by the Employee. The Company and/or any Related Corporation and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Company and/or the Trustee shall not be required to release any share certificate to the Employee until all required payments have been fully made.

Furthermore, the Employee shall agree to indemnify the Company and/or any Related Corporation that employs the Employee and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Employee.

9.2.
In the event an Employee shall cease to be employed by the Company or a Related Corporation for any reason, the Employee shall be obligated upon the Company's, a Related Corporation's or the Trustee's first demand to provide the Company, the Related Corporation or the Trustee with a security or guarantee, in the degree and manner satisfactory to them, to cover any future tax obligation resulting from the disposition of the Options and/or the shares acquired thereunder.

9.3.
With regard to Section 102 Trustee Option, to the extent Section 102 and/or the Assessing Officer's approval require the Addendum to contain specified provisions in order to qualify such Options or Shares for preferential tax treatment, such provisions shall be deemed to be stated in this Addendum and to be an integral part hereof.

10.
Continuance of Engagement: Nothing in the Plan or this Addendum shall be deemed to (i) create an employee-employer relationship between a recipient of an Option or Shares and the Company, or (ii) add to, supplement or otherwise alter any employment term or condition that may be in effect by contract or by law in respect of the relationship between the recipient of an Option or Shares and the direct employer of such recipient. Any grant under the Plan is voluntary on the part of the Company, and the Company explicitly denies and negates any continuing obligation, custom or practice in connection with the Plan or any grants made thereunder. Any gain or benefit to a recipient of an Option or Shares shall not accrue or be deemed a benefit or entitlement under any employment term of such employee for any purpose, and it will not be regarded as part of the employee’s salary or social benefit, including, without limitation, for the purpose of severance payment.

11.
Non-Transferability: Notwithstanding anything in Section 10.7 of the Plan to the contrary, with regard to Section 102 Trustee Options, as long as such Options are held by the Trustee on behalf of the Employee, all rights of the Employee with respect thereto are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.

12.
Governing Tax Law: This Addendum and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the tax laws of the state of Israel, without giving effect to the principles of conflict of laws.

13.	Effectiveness: This Addendum shall be effective with respect to Options granted on or after its adoption by the Company.
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